EXHIBIT 99.1

State Bancorp, Inc. Repays Outstanding TARP Funds

Jericho, N.Y., December 14, 2011 - State Bancorp, Inc. (NASDAQ–STBC), parent company of State Bank of Long Island, announced today that it has redeemed $36,842,000 of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) issued to the U.S. Department of the Treasury on December 5, 2008 pursuant to the Troubled Asset Relief Program Capital Purchase Program. This amount represents a 100% repayment of outstanding TARP funds. The redemption of the Preferred Stock is a condition to the closing of the merger of State Bancorp with and into Valley National Bancorp (“Valley”) and is being funded by cash received in connection with a senior note issued by State Bancorp to Valley. The warrant issued to the Treasury in connection with the issuance of the Preferred Stock remains outstanding at this time and will be assumed by Valley in connection with the merger.

The merger is expected to be effective in very early January. We expect that on January 3, 2012 State Bank of Long Island branches will open as branches of Valley National Bank, a subsidiary of Valley. Shortly after completion of the merger, State Bancorp stockholders will receive materials from Valley setting forth the procedures for exchanging their shares in certificate form. State Bancorp stockholders who hold shares in street name will have their shares exchanged automatically by their brokers.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its sixteen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a website at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: the failure of the Company and Valley to satisfy the closing conditions in the merger agreement, market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan or investment portfolios, demand for loan products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC. Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Contact:
Anthony J. Morris, Chief Marketing & Corporate Planning Officer
516-495-5098
amorris@statebankofli.com